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                           CONVERTIBLE PROMISSORY NOTE

$1,267,677                                                    September 26, 1996
                                                            Mamaroneck, New York

               FOR VALUE RECEIVED, ECOMAT, INC., a Delaware corporation ("Ecomat"), promises to pay to Palatin, AG, a Swiss corporation (the "Holder"), at such place as the Holder may designate in writing, the aggregate principal amount of One Million Two Hundred Sixty-Seven Thousand Six Hundred Seventy-Seven Dollars ($1,267,677), together with interest thereon at the rate of seven percent (7%) per annum, calculated on the basis of a 360 day year and compounded annually, as follows:

                      (a) an amount of One Million Dollars ($1,000,000) on the earliest of (i) September 25, 2001, (ii) the closing date of the first underwritten public offering of Ecomat's securities (the "Public Offering"), and (iii) the date of acceleration of the obligations under this Note, at which time all principal and interest shall be due and owing; and

                      (b) the remainder on the earliest of (i) September 25, 2001, (ii) the date that is 24 calendar months from the closing date of the Public Offering, and (iii) the date of acceleration of the obligations under this Note, at which time all principal and interest shall be due and owing.

               Any payment made by Ecomat pursuant to paragraph (a) or (b) above shall be applied first to outstanding interest and then to outstanding principal. Each payment date set forth in clauses (i) through (iii) of paragraphs (a) and (b) above is hereinafter referred to as a "Maturity Date".

               The Holder of this Note shall have the right at its option, exercisable at any time, or from time to time, on or after January 1, 1997 and on or before the Maturity Date, upon written notice to Ecomat, to convert part or all of the amounts outstanding under this Note into fully paid and non-assessable shares of common stock, par value $0.0001 per share, of Ecomat (the "Common Stock"), at a purchase price equal to the Book Value, as defined herein, of such shares of Common Stock (the "Conversion"); provided, that, if the closing of the Public Offering shall have occurred on or prior to December 31, 1996 and if Ecomat shall have made timely and full payment in accordance with paragraph (a) above, the Holder may not convert the remaining amounts outstanding under this Note prior to the earliest Maturity Date applicable to such remaining amounts.

               "Book Value", as such term is used herein, shall be computed on the basis of the total assets of Ecomat, minus intangible assets (including goodwill, patents and trademarks), minus current liabilities, minus any long-term liabilities and equity issues that have a prior claim, all to be determined as of the end of the most recent fiscal quarter ended prior to the Holder's election to convert, divided by the number of shares of Common Stock issued and outstanding immediately prior to the Conversion; provided, that, for purposes of the Conversion of this

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Note, the Book Value per share of Common Stock shall never be considered to be less than the par value thereof.

               All payments made by Ecomat hereunder of principal and interest hereunder shall be payable in lawful money of the United States.

               Ecomat shall be in default hereunder upon the occurrence of any of the following events: (i) the failure by Ecomat to make any payment of principal or interest when due hereunder; (ii) the entry of a decree or order by a court of competent jurisdiction adjudicating Ecomat a bankrupt or the appointment of a receiver or trustee of Ecomat upon the application of any creditor in an insolvency or bankruptcy proceeding or other proceeding; (iii) the filing of a bankruptcy petition by or against Ecomat under the United States Bankruptcy Code or any applicable state law which petition is not dismissed within thirty (30) days; (iv) the pendency of any bankruptcy proceeding or other creditors' suit against Ecomat; (v) an assignment for the benefit of creditors by Ecomat; (vi) consent by Ecomat to the appointment of a receiver or trustee in an insolvency or bankruptcy proceeding or other proceeding; (vii) the existence of any uncured event of default under the terms of any instrument in writing evidencing a debt of Ecomat to someone other than the Holder; provided, that, Ecomat is not contesting in good faith by appropriate proceedings such uncured event of default; (viii) the existence of any judgment against, or any attachment of property of, Ecomat; (ix) condemnation, seizure or appropriation of all or part of the assets or properties of Ecomat or any subsidiary by any government or governmental authority; (x) entry of any order in any proceeding directing the winding-up, dissolution or split-up of Ecomat; or (xi) any other condition which, in the good faith determination of the Holder, would materially impair the timely repayment of this Note.

               Upon the occurrence of any event or condition of default hereunder, or at any time thereafter, the Holder at its option may accelerate the maturity of this Note and declare all of the indebtedness or any portions thereof to be immediately due and payable, together with accrued interest thereon, and payment thereof may be enforced by suit or other process of law.

               If this Note is not paid on the Maturity Date, Ecomat agrees to pay all reasonable costs (which shall include, without limitation, all costs, attorneys' fees and expenses) incurred by the Holder in connection with any collection efforts by the Holder or any insolvency, bankruptcy, reorganization, arrangement or similar proceedings involving Ecomat, or involving any endorser or guarantor hereof, which in any way affect the exercise by the Holder of its rights and remedies under this Note.

               The obligations under this Note are absolute and unconditional obligations of Ecomat and no modification, release, consent, waiver, rearrangement or amendment shall impair the obligations of Ecomat hereunder.

               Presentment, demand, protest, notices of protest, dishonor and non-payment of this Note and all notices of every kind are hereby waived.

               The terms "Ecomat" and "Holder" shall be construed to include their respective heirs, personal representatives, successors, subsequent holders and assigns.

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               THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF EACH OF ECOMAT AND
THE HOLDER HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS AND INSTRUMENTS MADE AND TO BE PERFORMED IN NEW YORK AND CANNOT BE MODIFIED OR CHANGED ORALLY.

               IN WITNESS WHEREOF, Ecomat has hereby caused this Note to be signed on its behalf, in its corporate name and by its duly authorized officer, as of the date first written above.

                                            ECOMAT, INC.



                                            /s/  DIANE WEISER
                                           _____________________
                                            By: Diane Weiser
                                            Title: President




                               Page 13 of 13 Pages